Exhibit 99.(h)(4)

AMENDMENT TO ADMINISTRATION
FEE WAIVER AGREEMENT

This AMENDMENT to ADMINISTRATION FEE WAIVER AGREEMENT (the “Amendment”) made as of January 31, 2014 to become effective on the Effective Date between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CAVANAL HILL INVESTMENT MANAGEMENT, INC., an Oklahoma corporation (“Administrator”), to that certain Administration Fee Waiver Agreement, dated December 31, 2010, between the Trust and Administrator (as amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “1940 Act”), as amended, that consists of nine separate funds (the “Funds”) offered in various classes (the “Classes”) as of the date hereof;

WHEREAS, the Administrator serves as administrator for the Trust pursuant to that certain Administration Agreement dated July 1, 2004, between the Trust’s and the Administrator’s predecessors in interest (the “Administration Agreement”);

WHEREAS, Administrator and the Trust wish to enter into this Amendment to the Agreement in order to add an additional Fund and additional Classes to the Agreement and specify the waivers applicable to the fees payable to Administrator under the Administration Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Administrator hereby agree as follows:

1.             Effective Date.

    The effective date of this Amendment (the “Effective Date”) shall be the date upon which the Post-Effective Registration Statement for the Cavanal Hill Funds that was filed November 15, 2013 becomes effective with the Securities and Exchange Commission and shall continue in effect until February 28, 2015, and thereafter for successive periods of twelve months.

2.             Funds.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

3.             Representations and Warranties.

    (a)           The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

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    (b)           Administrator represents that it has full power and authority to enter into and perform this Amendment.

4.             Future Waivers.

    This Amendment shall not limit or control any future decision by the Administrator to grant a voluntary waiver of any of the Funds.

6.             Interpretation.

    Nothing herein contained shall be deemed to require the Administrator, the Trust or any Fund (or Class) to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust of the Funds.

7.           Miscellaneous.

(a)           This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Agreement.  Except as set forth herein, the Agreement shall remain in full force and effect.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

*           *           *           *           *

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Administration Fee Waiver Agreement to be duly executed on the day and year first above written to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger

Name:	James L. Huntzinger

Title:	President

CAVANAL HILL INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Brian Henderson

Name:	J. Brian Henderson

Title:	President

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Schedule A
To the Administration Fee Waiver Agreement
Amendment dated January 31, 2014

Fund	Share Class	Ticker	Administration Fee (Annual rate in one- hundredths of one percent of average daily net assets)	Waiver (Annual rate in one- hundredths of one percent of average daily net assets)
Cavanal Hill Tax-Free Money Market Fund	Administrative	APBXX	12	10
	Institutional	APEXX	12	10
	Select	AIFXX	12	10
	Premier		12	10
Cavanal Hill U.S. Treasury Money Market Fund	Administrative	APGXX	12	7
	Service	APJXX	12	7
	Institutional	APKXX	12	7
	Select		12	7
	Premier		12	7
Cavanal Hill Cash Management Fund	Administrative	APCXX	12	7
	Institutional	APHXX	12	7
	Select		12	7
	Premier		12	7
Cavanal Hill Intermediate Tax-Free Bond Fund	A	AATFX	20	10
	No Load Investor	APTFX	20	10
	Institutional	AITEX	20	10
Cavanal Hill Short Term Income Fund	A	AASTX	20	10
	No Load Investor	APSTX	20	10
	Institutional	AISTX	20	10
Cavanal Hill Intermediate Bond Fund	A	AAIBX	20	10
	No Load Investor	APFBX	20	10
	Institutional	AIFBX	20	10
Cavanal Hill Bond Fund	A	AABOX	20	10
	No Load Investor	APBDX	20	10
	Institutional	AIBNX	20	10
Cavanal Hill Balanced Fund	A	AABAX	20	10
	No Load Investor	APBAX	20	10
	Institutional	AIBLX	20	10
Cavanal Hill U.S. Large Cap Equity Fund	A	AAEQX	20	10
	No Load Investor	APEQX	20	10
	Institutional	AIEQX	20	10
Cavanal Hill Opportunistic Fund	A	AAOPX	20	10
	No Load Investor	APOPX	20	10
	Institutional	AIOPX	20	10
Cavanal Hill World Energy Fund	A	AAWEX	20	10
	C	ACWEX	20	10
	No Load Investor	APWEX	20	10
	Institutional	AIWEX	20	10

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